EXHIBIT 99.1

[SOURCECORP LOGO]

SOURCECORP™ REPORTS 2003 FIRST QUARTER RESULTS

Revenue and Earnings Per Share Increase Over Q1 2002 Results

DALLAS, May 7, 2003 – SOURCECORP™ (Nasdaq: SRCP), one of the nation’s leading providers of business process outsourcing solutions, today reported 2003 first quarter revenue of $109.5 million and diluted earnings per share of $.47. First quarter revenue and earnings per share were at the top end of financial guidance provided by the Company in February.

First Quarter Summary

Ed H. Bowman, Jr., President and CEO of SOURCECORP said, “SOURCECORP produced excellent first quarter business and financial results, especially given the continuing challenging economy. Overall, gross and operating profits and margins, and net income increased on both a sequential and year-over-year basis when compared with the fourth and first quarters of 2002, respectively. Also, diluted earnings per share increased 23.7 percent sequentially and 38.2 percent year-over-year.

“Compared with the first quarter of 2002, revenue increased by approximately six percent, reflecting increases from Legal Claims Administration and Legal Consulting Services. The higher margins associated with these project revenues and the cost savings initiatives that we completed during 2002 contributed significantly to the year-over-year increase in first quarter diluted earnings per share.”

The Company also closed sales during the quarter anticipated to produce total revenue of approximately $34.6 million, including amounts that the Company expects to recognize in future years. These new sales included five large sales, each for more than $1 million in total expected revenue, two of which were with new customers. Mr. Bowman added, “During the quarter, we recruited our new Senior Vice President of Sales and Marketing for Information Management, Ivan Boyd. Bringing Ivan on board achieved a key goal for us early in the year as part of our focus on expanding national sales in Information Management; and, we are aggressively pursuing new opportunities to increase our new business results later this year.”

Summary of Financial Highlights

(in $ millions, except for earnings per share data)

	Q1 2003	Q1 2002	Change
Revenue	$109.5	$103.3	6%
Operating Income	$15.0	$11.3	32.7%
Net Income	$8.2	$6.0	36.2%
Diluted EPS	$.47	$.34	38.2%

The Company produced cash flow from operations of $10.9 million for the first quarter of 2003, an increase of approximately 1.3 percent from the first quarter of 2002. Also, days sales outstanding during the first quarter decreased from the first quarter of 2002 by 3.2 business days to 46 business days, within the Company’s expected range for the quarter. As of March 31, the Company’s debt to total capital ratio was approximately 24 percent and the outstanding balance on the Company’s credit facility was $94.4 million.

During the first quarter, the Company acquired 894,133 shares at an average cost of $14.26 pursuant to its previously announced stock repurchase program, which resulted in earnings per share accretion of approximately one-half cent during the quarter.

Company Financial Outlook

For the second quarter of 2003, the Company is maintaining its previous guidance provided in February for revenue and is updating its guidance for earnings per share to reflect a more narrow range of expected results due to improved visibility for the quarter. For the full year, the Company is updating its previous revenue guidance to reduce the top end of the range by $10 million due to improved visibility with the Company’s expected revenue mix for the year and is maintaining its previous earnings per share guidance. This guidance is summarized as follows:

•	Second quarter, 2003 revenue and earnings per share is anticipated to be approximately $100 to $105 million and $.35 to $.39, respectively, and

•	Full year, 2003 revenue and earnings per share is anticipated to be approximately $425 to $440 million and $1.60 to $1.75, respectively.

The second quarter guidance includes, in particular, the expected impact of the completion of the New York HRA work, which has occurred, Statement Solutions returning to more normalized run-rates following typical first quarter seasonal strength and Legal Consulting completing specific projects that were accelerated during the first quarter of 2003.

The Company’s guidance also includes the expected impact of its expanding investments in, and results from, sales resources and technology discussed in both its 2002 Annual Report and during the Company’s 2002 year-end conference call in February and the projected 40% effective tax rate for the year.

ABOUT SOURCECORP™

SOURCECORP, Incorporated provides business process outsourcing solutions to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company has offices in 24 states and operates in approximately 40 states, Washington D.C., Mexico and both domestically and far offshore through alliances.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine. SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies, based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies. For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.srcp.com.

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates and projections included in this press release and the Company disclaims any intention or obligation to update or revise such estimates or forecasts, except as required by law. The aforementioned risks and uncertainties include, but are not limited to, the risks of integrating our operating companies, of managing our growth, of the timing and magnitude of technological advances, of the occurrences of future events that could diminish our existing customers’ needs for our services, of a change in the degree to which companies continue to outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:	Barry Edwards, EVP & Chief Financial Officer: 214.740.6690 Lon Baugh, Director, Investor Relations: 214.740.6683

SOURCECORP™

Summary of Financial Data

In Thousands (Except Earnings Per Share)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
	Actual	Actual
Total Revenue	$109,525	$103,284
Cost of Services	64,512	62,201
Depreciation	3,536	3,450

Gross Profit	41,477	37,633
SG&A	26,433	26,274
Amortization	89	89

Operating Income	14,955	11,270
Other (income) expense	1,324	1,587

Income before income taxes	13,631	9,683
Provision for income taxes	5,452	3,680

Net Income	$8,179	$6,003

Weighted Avg. Shares
Basic	17,205	17,296
Diluted	17,226	17,817

Earnings Per Share
Basic	$0.48	$0.35

Diluted	$0.47	$0.34

SOURCECORP™

Summary of Financial Data

In Thousands (Except Earnings Per Share)

(Unaudited)

	Three Months Ended
	March 31, 2003	December 31, 2002
	Actual	Actual

Total Revenue	$109,525	$112,844
Cost of Services	64,512	69,183
Depreciation	3,536	3,612

Gross Profit	41,477	40,049
SG&A	26,433	27,669
Amortization	89	89

Operating Income	14,955	12,291
Other (income) expense	1,324	1,547

Income before income taxes	13,631	10,744
Provision for income taxes	5,452	4,083

Net Income	$8,179	$6,661

Weighted Avg. Shares
Basic	17,205	17,378
Diluted	17,226	17,373

Earnings Per Share
Basic	$0.48	$0.38

Diluted	$0.47	$0.38

SOURCECORP TM

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2003	December 31, 2002

ASSETS

CURRENT ASSETS
Cash	$2,542	$3,217
Accounts receivable (net)	84,074	78,834
Deferred tax asset	8,384	9,012
Other current	6,918	6,247

Total current assets	101,918	97,310

Property, plant & equipment (net)	40,019	40,575
Goodwill and other intangibles (net)	325,822	321,340
Other noncurrent	9,198	8,382

Total Assets	$476,957	$467,607

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$59,213	$58,029
Current maturities of long-term obligations	189	113
Income taxes payable	6,144	180

Total current liabilities	65,546	58,322

Long-term debt	94,256	89,640
Deferred taxes and other long-term liabilities	18,815	16,969

Total Liabilities	178,617	164,931

STOCKHOLDERS’ EQUITY
Common stock	166	175
Additional paid-in-capital	196,090	206,843
Treasury stock	(982)	(982)
Other Comprehensive Income	0	(329)
Retained earnings	103,066	96,969

Total stockholders’ equity	298,340	302,676

Total liabilities and stockholders’ equity	$476,957	$467,607

SOURCECORP™

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2003	2002

Net Income	$8,179	$6,003

Adjustments to reconcile net income to cash provided by operating activities

Depreciation and amortization	3,625	3,539
Deferred tax provision	1,581	2,040
Changes in working capital	(2,503)	(841)

Net cash provided by operating activities	10,882	10,741

Net cash used for investing activities	(3,384)	(14,095)

Net cash used for financing activities	(8,173)	(3,387)

Net decrease in cash and cash equivalents	(675)	(6,741)

Cash and cash equivalents, beginning of period	3,217	7,182

Cash and cash equivalents, end of period	$2,542	$441